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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

                  The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  Salomon Brothers Equity and Income Fund Inc.
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Address of Principal Business Office (No. & Street, City, State, Zip Code):
  125 Broad Street, New York, New York 10004
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Telephone Number (including area code):  (888) 777-0102
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Name and address of agent for service of process:  Christina T. Sydor, Salomon
                                                   ---------------------------
  Smith Barney Inc., 300 First Stamford Place, Stamford, CT 06902
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Check Appropriate Box:

                  Registrant is filing a Registration Statement pursuant to
Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:YES [X] NO [_]

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                                    SIGNATURE

                  Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and the State of New York on the 14th day of November, 2003.

[SEAL]

                                  Salomon Brothers Equity and Income Fund Inc.
                                  --------------------------------------------
                                  (Name of Registrant)


                                  By:  /s/ R. Jay Gerken
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                                       Chairman and Chief Executive Officer


Attest:  /s/ Lewis E. Daidone
         -----------------------
         Treasurer